Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of BancTrust Financial Group, Inc. of our reports dated March 15, 2007 relating to our audits of the consolidated financial statements and internal control over financial reporting which are incorporated by reference in the Joint Proxy Statement and Prospectus, which is part of this Registration Statement, of The Peoples BancTrust Company, Inc. and subsidiary for the year ended December 31, 2006.

We also consent to the reference to our firm under the caption “Experts” in the Joint Proxy Statement and Prospectus, which is part of this Registration Statement.

/s/ Mauldin & Jenkins, LLC

Birmingham, Alabama

August 24, 2007